UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 16, 2006

                              MAGYAR BANCORP, INC.
                              --------------------
               (Exact Name of Registrant as Specified in Charter)

           Delaware                      0-51726                  20-4154978
-----------------------------     ---------------------      -------------------
(State or Other Jurisdiction)     (Commission File No.)       (I.R.S. Employer
      of Incorporation)                                      Identification No.)


400 Somerset Street, New Brunswick, New Jersey                           08901
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(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number, including area code:  (732) 342-7600
                                                     --------------



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01       Entry into a Material Definitive Agreement
                ------------------------------------------

     On March 16, 2006, Magyar Bancorp, Inc. (the "Company") executed the employment agreement with Elizabeth Hance, its President and Chief Executive Officer, and the change in control agreements with John Fitzgerald, its Executive Vice President and Chief Lending Officer, and John Ansari, its Senior Vice President and Chief Financial Officer, that were disclosed and described in the Magyar Bancorp, Inc. Prospectus dated November 15, 2005 (the "Prospectus"). In addition, the Company entered into a change in control agreement with Senior Vice President Kevin Aylward, which agreement is identical to the change in control agreements entered into with Messrs. Fitzgerald and Ansari.

     Also on March 16, 2006, Magyar Bank, the Company's wholly owned subsidiary, amended the Executive Supplemental Retirement Income Agreement for Ms. Hance (referred to as the "SERP") to comply with Internal Revenue Code ("Code")
Section 409A. The material terms of the SERP for Ms. Hance are described in the Prospectus. Attached to the amendment is a revised schedule of contributions and phantom contributions required under the SERP in order to provide Ms. Hance with a projected annual retirement benefit of 75% of final salary at age 65. The schedule of contributions and phantom contributions was revised to reflect actual and projected increases in compensation subsequent to the adoption of the SERP for Ms. Hance.

     Magyar Bank also adopted Executive Supplemental Retirement Income Agreements for executive officers Jon Ansari and John Fitzgerald effective as of January 1, 2006. "Secular trusts" have been established by the executives in connection with the establishment of these agreements. The material terms of these supplemental agreements are substantially the same as the SERP provided to Ms. Hance and disclosed in the Prospectus. The supplemental agreements are designed to provide annual benefits to the executives at age 65 equal to 75% of final salary, payable in equal monthly installments for a period of 180 months following age 65, or if a proper election is made, in a lump sum. The annual contribution by the Bank for fiscal 2006 with respect to these supplemental agreements is expected to be an aggregate of $17,324.

     Magyar Bank also amended and restated the Director Supplemental Retirement Income and Deferred Compensation Agreements (the "Agreements") for Ms. Hance, Andrew Hodulik, Thomas Lankey, Martin Lukacs, Joseph J. Lukacs, Jr., Salvatore Romano, Edward Stokes and Joseph Yelencsics (collectively, the "directors") to comply with Code Section 409A. The Agreements were described in the Prospectus and provide for annual contributions by Magyar Bank to either secular trusts established by the directors or to an accrued benefit account retained at Magyar Bank. The amendments also are intended to limit the post-service contributions in the event of a director's termination of service prior to his or her benefit age. Attached to the amendments for all directors (other than Ms. Hance) are revised schedules of contributions reflecting actual and projected increases in director's fees subsequent to the adoption of the original Agreements and the revised level of benefits based on increases in the directors' fees and retainer.

     In order to offset the annual costs of the benefits to Messrs. Fitzgerald and Ansari and the cost of the increased amounts payable to the directors and Ms. Hance as the result of the increases in their compensation over that originally projected, the Bank has purchased an additional $3.57 million in

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bank-owned  life insurance  ("BOLI").  It is expected that the BOLI will provide full cost recovery of the benefits paid to the executives and directors upon their deaths.

Item 9.01       Financial Statements and Exhibits
                ---------------------------------

(a)             Financial statements of businesses acquired. Not Applicable.

(b)             Pro forma financial information. Not Applicable.

(c)             Shell company transactions. Not Applicable

(d)             Exhibits.

                None.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           MAGYAR BANCORP, INC.



DATE: March 22, 2006                By:    /s/ Elizabeth E. Hance
                                           -------------------------------------
                                           Elizabeth E. Hance
                                           President and Chief Executive Officer